UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-197313

REGISTRATION STATEMENT NO. 333-205155

UNDER

THE SECURITIES ACT OF 1933

JUMEI INTERNATIONAL HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20th Floor, Tower B, Zhonghui Plaza

11 Dongzhimen South Road, Dongcheng District

Beijing 100007

The People’s Republic of China

+86 10-5676-6999

(Address of principal executive office)

 2011 Global Share Plan

2014 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, Suite 4D

New York, New York 10017
+1 (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Jumei International Holding Limited (the “Registrant”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to its (i) Registration Statement No. 333-197313, filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2014, with respect to a total of 16,701,229 class A ordinary shares of the Registrant, par value US$0.00025 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2011 Global Share Plan and 2014 Share Incentive Plan; and (ii) Registration Statement No. 333-205155, filed with the Commission on June 23, 2015, with respect to a total of 6,600,000 Class A Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2014 Share Incentive Plan.

On February 25, 2020, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Super ROI Global Holding Limited (“Parent”) and Jumei Investment Holding Limited (“Purchaser”), a wholly-owned subsidiary of Parent. On April 14, 2020 (the “Effective Time”), pursuant to the Merger Agreement, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 17, 2020.

Jumei International Holding Limited

By:	/s/ Leo Ou Chen
Name:	Leo Ou Chen
Title:	Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.